                                                                     EXHIBIT 4.6

                          EXCEL COMMUNICATIONS, INC.
                        DIRECTOR STOCK OPTION AGREEMENT

     THIS DIRECTOR STOCK OPTION AGREEMENT (this "Option Agreement") is entered into as of August 26, 1996, between EXCEL COMMUNICATIONS, INC., a Delaware corporation (the "Company"), and Ronald A. McDougall ("Optionee").

     To afford Optionee, whose continued service as a director of the Company is considered essential to the Company's future progress, the opportunity to purchase shares of common stock, par value $.001 per share, of the Company (the "Common Stock") and to provide Optionee with a further incentive to remain a director of the Company, and in consideration of the mutual agreements and other matters set forth herein, the Company and Optionee hereby agree as follows:

     1.   Grant of Option.  The Company hereby irrevocably grants to Optionee
          ---------------
the right and option (the "Option") to purchase Common Stock of the Company, on the terms and conditions set forth herein, as set forth below:

          Optionee's Name and Address:           Ronald A. McDougall
                                                 Brinker International, Inc.
                                                 6820 LBJ Freeway
                                                 Dallas, Texas  75240

          Date of Grant:                         August 26, 1996

          Exercise Price Per Share:              $21.25

          Total Number of Optioned Shares:       20,000

          Total Exercise Price:                  $425,000

          Type of Option:                        Nonstatutory Stock Option

          Expiration Date:                       August 26, 2006

The Option shall not be treated as an incentive stock option within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"). The Option will be a nonstatutory Option not entitled to special tax treatment under Section 422 of the Code.

     2.   Vesting Schedule.  Except only as specifically provided elsewhere
          ----------------
herein, the Option shall be exercisable in the following cumulative installments:

          Up to 6,667 total shares ("Optioned Shares") at any time after the Initial Vesting Date. For purposes of this Option Agreement, the "Initial Vesting Date" shall mean the day immediately preceding the day on which the Company's 1997 annual meeting of stockholders is held;
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          Up to an additional 6,667 total Optioned Shares at any time after the first anniversary of the Initial Vesting Date; and

          Up to an additional 6,666 total Optioned Shares at any time after the second anniversary of the Initial Vesting Date.

          If an installment covers a fractional share, such installment will be rounded off to the next highest share, except the final installment, which will be for the balance of the total Optioned Shares.

     3.   Purchase Price.  The exercise price per share of Common Stock
          --------------
purchased pursuant to the exercise of the Option, which is set forth in Section 1, has been determined to be not less than the Fair Market Value of the Common Stock on the date of grant of the Option. The term "Fair Market Value" means
(i) if the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange ("NYSE"), the closing sales price for such stock on the date of determination (or, if no such price is reported on such date, such price as reported on the nearest preceding day) as quoted on such exchange or system (or the exchange with the greatest volume of trading in the Common Stock), as reported in The
                                                                         ---
Wall Street Journal or such other source as the Board of Directors deems
-------------------
reliable, or (ii) if the Common Stock is quoted on the NASDAQ System (but not on the NASDAQ National Market thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the mean of the closing bid and asked prices for the Common Stock on the date of determination (or if such prices are not reported on such date, such prices as reported on the nearest preceding date), as reported in The Wall Street Journal or such other
                                        -----------------------
source as the Board of Directors deems reliable; or (iii) if the fair market value is not determined pursuant to (i) or (ii) above, the fair market value as determined in good faith by the Board of Directors.

     4.   Exercise of Option.  The Option is exercisable by delivery of an
          ------------------
exercise notice, in the form attached hereto as Exhibit A (the "Exercise Notice"), which shall state the election to exercise the Option, the number of Optioned Shares in respect of which the Option is being exercised (the "Exercised Shares"), and such other representations and agreements as may be required by the Company pursuant to the provisions of this Option Agreement. The Exercise Notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Company. The Exercise Notice shall be accompanied by payment of the aggregate exercise price as to all Exercised Shares. The Option may not at any time be exercised with respect to a fractional share, and no fraction of a share of Common Stock shall be issued by the Company upon exercise of the Option or accepted by the Company in payment of the purchase price thereof. No shares shall be issued pursuant to the exercise of the Option unless such issuance and exercise complies with all relevant provisions of Section 9(a) hereof. Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such Exercised Shares. The stock issued to Optionee upon exercise of the Option may be unissued shares or reacquired shares, bought on the market or otherwise.

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

     5.   Method of Payment.  The purchase price of Common Stock acquired
          -----------------
pursuant to the Option shall be paid, to the extent permitted by applicable statutes and regulations at the time the Option is exercised, either (i) in cash or check, and/or (ii) at the discretion of the Board of Directors, in one or a combination of the following ways, (A) by delivery to the Company of other shares of Common Stock of the Company to be valued at their Fair Market Value on the exercise date (provided that any shares acquired directly or indirectly from the Company shall have been owned by the Optionee for more than six months on the date of surrender), or (B) withholding of shares that would otherwise be issued upon the exercise of the Option to be valued at their Fair Market Value on the exercise date. If the Fair Market Value of the number of whole shares transferred or the number of whole shares subject to the Option surrendered is less than the total exercise price of the Option, the shortfall must be made up in cash or by check. THE USE OF SHARES OF STOCK ACQUIRED OR TO BE ACQUIRED TO PAY FOR EXERCISED SHARES MAY HAVE INCOME TAX CONSEQUENCES FOR THE OPTIONEE.

     6.   Nontransferable and Termination.
          -------------------------------

          (a) The Option is not transferable by Optionee otherwise than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order, as defined in the Code or Title I of the Employee Retirement Security Act of 1974, as amended ("ERISA"), or the rules thereunder ("QDRO"), and may be exercised during Optionee's lifetime only by Optionee or any transferee pursuant to a QDRO. Neither the Option nor an interest therein may be transferred, assigned, pledged or hypothecated by the Optionee during such person's lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

          (b) In the event Optionee ceases to serve as a director of the Company, the Option may be exercised by the Optionee (or, in the event of such person's death, by such person's administrator, executor or heirs), at any time within 12 months after the Optionee ceases to serve as a director, but only to the extent the Option was exercisable at the time of such cessation of service. Notwithstanding the foregoing, the Option shall not be exercisable in any event after the expiration of 10 years from the date of grant.

     7.   Limitation of Rights.
          --------------------

          (a)  No Right to Continue as Director.  The granting of the Option
               --------------------------------
shall not constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain Optionee as a director for any period of time.

          (b)  No Shareholders' Rights for Optionee.  Neither the Optionee nor
               ------------------------------------
any person to whom the Option is transferred pursuant to Section 6(a) hereof shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to the Option including, but not limited to, rights to vote or to receive dividends, unless and until such person has satisfied all requirements for exercise of the Option pursuant to its terms, the certificates evidencing such shares have been issued and such person has become a record holder of such shares.

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

     8.   Withholding of Tax.  Optionee shall, upon notification of the amount
          ------------------
due (if any) and prior to or concurrent with delivery of the certificate representing the Optioned Shares, pay by cash or check to the Company amounts necessary to satisfy applicable federal, state and local tax withholding requirements.

     9.   Compliance with Securities Laws.
          -------------------------------

          (a) The Option shall not be exercised, and shares shall not be issued upon such exercise, unless the exercise of the Option and the issuance and delivery of such shares shall comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended ("the Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the rules and regulations thereunder and the requirements of any stock exchange upon which such shares may then be listed or approved for listing upon notice of issuance, and such issuance shall be further subject to the approval of counsel for the Company with respect to such compliance, including the availability of an exemption from registration for the issuance and sale of such shares. The inability of the Company to obtain from any regulatory body the authority deemed by the Company to be necessary for the lawful issuance and sale of any shares under this Option Agreement, or the unavailability of an exemption from registration for the issuance and sale of any shares under this Option Agreement, shall relieve the Company of any liability with respect to the non-issuance or sale of such shares.

          (b) Optionee agrees that the shares of Common Stock which Optionee may acquire by exercising the Option will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable securities laws, whether federal or state. Optionee also agrees (i) that the certificates representing the shares of Common Stock purchased under the Option may bear such legend or legends as the Board of Directors of the Company deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the shares of Common Stock purchased under the Option on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel to the Company constitute a violation of any applicable securities law and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the shares of Common Stock purchased under the Option. The Company may require Optionee, or any person to whom the Option is transferred under
Section 6(a), as a condition of exercising the Option, (i) to give written assurances satisfactory to the Company stating that such person is acquiring the stock subject to the Option for such person's own account and not with any present intention of selling or otherwise distributing the stock; and (ii) to deliver such other documentation as may be necessary to comply with federal and state securities laws. In addition, the Company may require any person to whom the Option is transferred under Section 6(a), as a condition of exercising the Option, to give written assurances satisfactory to the Company as to such person's knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters, and that he is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Option.

     10.  Tax Consequences.  The grant and/or exercise of the Option will have
          ----------------
federal and state income tax consequences, including a requirement that the Company file certain information returns with the Internal Revenue Service. THE OPTIONEE SHOULD CONSULT A TAX ADVISER UPON THE GRANT OF THE OPTION AND BEFORE EXERCISING THE OPTION OR DISPOSING OF THE SHARES, PARTICULARLY WITH RESPECT TO HIS STATE'S TAX LAWS.

     11.  Administration.  The Board of Directors or a duly appointed committee
          --------------
of the Board (the "Administrators") shall supervise and administer this Option Agreement. All questions of interpretation of the Option issued hereunder shall be determined by the Administrators and such determination shall be final and binding upon the Optionee.

     12.  Adjustments Upon Changes in Capitalization or Merger.
          ----------------------------------------------------

          (a)  Changes in Capitalization.  The number of shares of Common Stock
               -------------------------
covered by the Option, as well as the price per share of Common Stock covered by the Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Administrators, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or exercise price of Optioned Shares.

          (b)  Dissolution or Liquidation.  In the event of the proposed
               --------------------------
dissolution or liquidation of the Company, the Option will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Administrators. The Administrators may, in the exercise of their sole discretion in such instances, declare that the Option shall terminate as of a date fixed by the Administrators and give the Optionee the right to exercise the Option as to all or any part of the Optioned Shares, including shares as to which the Option would not otherwise be exercisable.

          (c)  Merger or Asset Sale.  In the event of a proposed sale of all or
               --------------------
substantially all of the assets of the Company, or the merger, restructure, reorganization or consolidation of the Company with or into another entity or entities in which the shareholders of the Company receive cash or securities of another issuer, or any combination thereof, in exchange for their shares of Common Stock, the Option shall be assumed or an equivalent option shall be substituted by such successor entity or an affiliate of such successor entity, unless the Administrators determine, in the exercise of their sole discretion and in lieu of such assumption or substitution, that the Optionee shall have the right to exercise the Option as to all Optioned Shares, including shares as to which the Option would not otherwise be vested. If the Administrators make the Option fully exercisable in lieu of assumption or substitution in the event of a merger, restructure, reorganization, consolidation or sale of assets, the Administrators shall notify the Optionee that the Option shall be fully exercisable for a period of thirty
(30) days from the date of such notice or such shorter period as the Administrators may specify in the notice, and the Option will terminate upon the expiration of such period. For the purposes of this Section, the Option shall be considered assumed if, following the merger, restructure, reorganization, consolidation or sale of assets, the Option confers the right to purchase, for each Optioned Share immediately prior to the merger, restructure, reorganization, consolidation or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each share of Common Stock held on the effective date of the consummation of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the merger, restructure, reorganization, consolidation or sale of assets was not solely common equity of the successor entity or its affiliate, the Administrators may, with the consent of the successor entity and the Optionee, provide for the consideration to be received upon the exercise of the Option, for each Optioned Share, to be solely common stock of the successor entity or its affiliate equal in fair market value to the per share consideration received by holders of Common Stock in the merger, restructure, reorganization, consolidation or sale of assets.

     13.  Binding Effect.  This OptionAgreement shall be binding upon and inure
          --------------
to the benefit of any successors to the Company and all persons lawfully claiming under Optionee.

     14.  Entire Agreement and Governing Law.  This Option Agreement constitutes
          ----------------------------------
the entire agreement of the parties with respect to the subject matter hereof and supersedes in its entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee's interest except by means of a writing signed by the Company and Optionee. This Option Agreement is governed by Delaware law except for that body of law pertaining to conflict of laws.

     15.  Reserves.  During the term of the Option, the Company shall keep
          --------
available at all times and shall reserve the number of shares of Common Stock required to satisfy the Option upon exercise thereof.

     16.  Notice.  Any written notice to the Company required by any of the
          ------
provisions of this Option Agreement shall be addressed to the Secretary of the Company and shall become effective when it is received. Any written notice to the Optionee required by any provisions of this Option Agreement shall be addressed to the Optionee at the address on file with the Company and shall become effective three days after it is mailed by certified mail, postage prepaid to such address or at the time of delivery if delivered sooner by messenger or overnight courier.

     17.  Miscellaneous.  Optionee warrants and represents that he has reviewed
          -------------
this Option Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement and fully understand all provisions of this Option Agreement. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrators upon any questions relating to this Option Agreement. Optionee further agrees to notify the Company upon any change in the address indicated in
Section 1 above.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and Optionee has executed this Agreement, all as of the day and year first above written.

                              EXCEL COMMUNICATIONS, INC.



                              By: /s/ Kenny A. Troutt
                                 ------------------------------------
                              Name: Kenny A. Troutt
                              Title: President and Chief Executive Officer


                              /s/ Ronald A. McDougall
                              ---------------------------------------
                              Ronald A. McDougall, Optionee

                                   Exhibit A

                          EXCEL COMMUNICATIONS, INC.

                        DIRECTOR STOCK OPTION AGREEMENT

                                EXERCISE NOTICE


EXCEL Communications, Inc.
8750 North Central Expressway
20th Floor
Dallas, Texas  75231

Attention:  Secretary

     1.   Exercise of Option.  Effective as of today, _____________, 199__, the
          ------------------
undersigned ("Purchaser") hereby elects to purchase __________ shares (the "Shares") of the Common Stock of EXCEL Communications, Inc. (the "Company") under and pursuant to the Director Stock Option Agreement dated as of August 26, 1996 (the "Option Agreement"). The per share exercise price for the Shares shall be $__________, as specified in the Option Agreement.

     2.   Delivery of Payment.  Purchaser herewith delivers to the Company the
          -------------------
full purchase price for the Shares or___________________________________.

     3.   Representations of Purchaser.  Purchaser acknowledges that Purchaser
          ----------------------------
has read and understood the Option Agreement and agrees to abide by and be bound by its terms and conditions.

     4.   Rights as Stockholder.  Until the issuance (as evidenced by the
          ---------------------
appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. A share certificate for the number of Shares so acquired shall be issued to the Purchaser as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in the Option Agreement.

     5.   Tax Consultation.  Purchaser understands that Purchaser may suffer
          ----------------
adverse tax consequences as a result of Purchaser's purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.

     6.   Entire Agreement; Governing Law.  The Option Agreement is incorporated
          -------------------------------
herein by reference. This exercise notice and the Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser's interest except by means of a writing signed by the Company and Purchaser. This exercise notice is governed by Delaware law except for that body of law pertaining to conflict of laws.

Submitted by:                           Accepted by:

PURCHASER:                              EXCEL COMMUNICATIONS, INC.


                                        By:__________________________
_____________________________
Ronald A. McDougall                     Its:_________________________


Address:                                Address:
-------                                 -------

Brinker International, Inc.             8750 North Central Expressway,
6820 LBJ Freeway                        20th Floor
Dallas, Texas  75240                    Dallas, Texas  75231

                                       2